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                                                                    EXHIBIT 99.1


NEWS RELEASE                                        EASTERLY
                                                    INVESTOR RELATIONS

                                Client:     U.S. Concrete, Inc.

                              Contacts:     Michael W. Harlan, CFO
                                            U.S. Concrete, Inc.
                                            713-499-6200

                                            Ken Dennard / kdennard@easterly.com
                                            Lisa Elliott / lisae@easterly.com
                                            Easterly Investor Relations
                                            713-529-6600

                             U.S. CONCRETE APPOINTS
                        PRICEWATERHOUSECOOPERS AS AUDITOR

MAY 20, 2002 - HOUSTON - U.S. Concrete, Inc. (NASDAQ: RMIX) announced today that its board of directors has appointed PricewaterhouseCoopers LLP as the company's independent auditors for the year ending December 31, 2002. PricewaterhouseCoopers replaces Arthur Andersen LLP as the company's independent auditors. The appointment was made at the recommendation of the Audit Committee of the company's board of directors after an extensive evaluation process conducted by the Audit Committee and company management.

         The decision to change auditors was not the result of any disagreement between U.S. Concrete and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. Arthur Andersen has provided exemplary services as independent auditors to U.S. Concrete since 1998, and the company has valued its relationship with Arthur Andersen.

[U.S.CONCRETE  U.S. Concrete provides ready-mixed concrete and related products
LOGO APPEARS   and services to the construction industry in several major
HERE]          markets in the United States. The Company currently has 85 fixed and nine portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and one aggregates quarry. During 2001, these facilities produced approximately 5.6 million cubic yards of ready-mixed concrete, 7.1 million eight-inch equivalent block units and 1.0 million tons of aggregates. For more information on U.S. Concrete visit www.us-concrete.com.

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